                                                          Exhibit 11


                         CASEY'S GENERAL STORES, INC.
                       Computation of Per Share Earnings
           (Dollars in Thousands, Except Share and Per Share Amounts)

                                       Three Months Ended
                                            July 31,
                                     -----------------------
                                         2000        1999
                                         ----        ----
Basic earnings per share
------------------------

Weighted average number of
  shares outstanding                  49,453,095  52,718,162
                                     ===========  ==========

Net income                           $    15,725      14,651
                                     ===========  ==========

Basic earnings per common share      $       .32         .28
                                     ===========  ==========


Diluted earnings per share
--------------------------

Weighted average number of
  shares outstanding                  49,453,095  52,718,162
Shares applicable to
  stock options                          146,296     300,955
                                     -----------  ----------

                                      49,599,391  53,019,117
                                     ===========  ==========

Net income                           $    15,725      14,651
                                     ===========  ==========

Diluted earnings per common share    $       .32         .28
                                     ===========  ==========